Exhibit 5.1

[Goodwin Procter LLP Letterhead]

August 12, 2009

AvalonBay Communities, Inc.
2900 Eisenhower Avenue, Suite 300
Alexandria, VA 22314

Re:  Legality of Securities to be Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to AvalonBay Communities, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of up to $400,000,000 of shares (the “Shares”) of its common stock, par value $0.01 per share, as described in the prospectus, as supplemented, relating to the Shares contained in the Company’s Registration Statement (File No. 333-157627).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Maryland General Corporation Law (which includes applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s common stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of (i) the Sales Agreement, dated as of August 12, 2009, by and between the Company and BNY Mellon Capital Markets, LLC, (ii) the Sales Agreement, dated as of August 12, 2009, by and between the Company and Deutsche Bank Securities Inc. and (iii) the Sales Agreement, dated as of August 12, 2009, by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP